Exhibit 99.1

AspenBio Expands Board with Addition of John H. Landon

CASTLE ROCK, CO., December 22, 2008 — AspenBio Pharma, Inc. (Nasdaq: APPY), an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for humans and animals, has appointed John H. Landon as an independent member of its board of directors. This appointment brings the total number of company directors to eight, with six serving independently. Mr. Landon’s career includes more than 30 years of broad, multi-functional experience with the DuPont Company. Prior to retiring from active management, Mr. Landon served as vice president and general manager of medical products for DuPont. He had worldwide responsibility for all of DuPont’s medical products businesses, encompassing total annual sales of $1 billion and more than 5,000 employees. In addition to other director roles, Mr. Landon served as chairman of the board of Cholestech Corporation prior to its 2007 sale to Inverness Medical and as a director of Digene Corporation prior to its 2007 sale to Qiagen. He currently is a member of the board of LipoScience, Inc., and Christiana Care Health System, and a member of the board of advisors for Water Street Healthcare Partners.

“John’s leadership and extensive experience in the in-vitro diagnostic industry will contribute significantly to the AspenBio board,” stated Gregory Pusey, chairman of AspenBio Pharma. “John brings valuable expertise to AspenBio at a time when we are advancing our appendicitis products towards commercialization. We are very pleased and excited he agreed to join us.”

About AspenBio Pharma
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture and marketing of novel proprietary products which we believe have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of patented and patent pending diagnostic and therapeutic products. AspenBio Pharma continues to advance the development and testing of its two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out appendicitis in patients complaining of abdominal pain. For more information go to: www.aspenbiopharma.com.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860